Exhibit 10.2

PBU Grant Agreement/Stock

Granted to:
Effective Date of Grant:            _____________,20[ ]
20[ ] Grant “Value”             $____________
Initial PBUs Granted:            _____________
Performance Period:            January 1, 20[ ] – December 31, 20[ ]
Settlement:                Shares of Grace Stock

Under the long-term incentive program of W.R. Grace & Co (the “Company”), the Compensation Committee (the “Committee”) of the Board of Directors of the Company has granted you a number of “performance-based units” for the 20[ ]-20[ ] Performance Period (“PBUs”), as specified above.

You will earn an award of a number of shares of Grace stock, which would equal the number of final PBUs awarded to you, based on the extent our performance objectives described in Annex A for the Performance Period are met. If the performance objectives are not achieved, only partially achieved or are over-achieved, the number of shares of Grace stock you are awarded under this Grant will be decreased (or eliminated) or increased as set forth in Annex A.

The award of Grace shares will be calculated and made to you after the end of the Performance Period, provided that you are vested, and subject to the provisions of the attached Administrative Practices (Annex B).

Also, please note that, while the Company intends to settle your PBU Grant in shares of Grace stock, the Company reserves the right to settle all or a part of your PBU Grant in cash (based on the closing price of a share of Grace stock on December 31, 20[ ]), based on the Company’s evaluation of the circumstances at the time of settlement (anticipated to be in March 20[ ]).

The consequences of a change in or termination of your employment status during the Performance Period are also described in the attached Administrative Practices.

In all matters regarding the administration of this PBU Grant, the Committee has full and sole jurisdiction, subject to the provisions of Annex A and Annex B.

PBUs are being granted only to a limited number of key employees of the Company and its subsidiaries. This grant should, consequently, be treated confidentially.

Please read and acknowledge this agreement through E-Trade as specified in the accompanying cover memo.

W.R. Grace & Co.

By ____________________________

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.

Annex A

Calculation of Awards Under the 20[ ]-20[ ]
Performance Based Unit (“PBU”) Grants

Your 20[ ]-20[ ] PBU award payout will be based on (a) the 3-year cumulative growth in total Grace “LTIP Adjusted EBIT” (see Annex B) and (b) the closing price of Grace common stock on December 31, 20[ ].

For the 20[ ]-20[ ] performance period, the targeted cumulative growth in LTIP Adjusted EBIT is [ ]%, using 20[ ] results as the base year.

The LTIP Adjusted EBIT for 20[ ] was $[ ]million.

Growth In LTIP Adjusted EBIT

The initial number of PBUs granted to you will result in an award of a final number of PBUs, based on the cumulative growth in LTIP Adjusted EBIT during the 3-year performance period, 20[ ] to 20[ ], as follows:

3-Yr Cumulative Adj. EBIT Growth		Final Number of PBUs Awarded
%	EBIT
200% of initial PBU award
200% of initial PBU award
100% of initial PBU award
50% of initial PBU award
0
Awards will be interpolated for results that fall between the indicated performance levels

Settlement of Final PBU Award

For those participants whose final PBU award will be settled in cash, the cash payout will be calculated by multiplying the final PBUs awarded (based on the growth in LTIP Adjusted EBIT for the 3-year performance period, as outlined above), by the closing price of a share of Grace common stock on December 31, 20[ ].

For those participants whose final PBUs will be settled in Grace common stock, the number of Grace shares awarded will equal the number of final PBUs.

Example

Following is an example of the final number of PBUs that would be earned at different assumed growth rates. For this example, assume an initial PBU grant of 500 PBUs.

Cumulative Adj. EBIT Growth Rate, 20[ ]- [ ]	Initial Number of PBUs Granted in 20[ ]	Final Number of PBUs Awarded
	500	1,000
	500	1,000
	500	500
	500	250
	500	0

Further assume that the cumulative LTIP Adjusted EBIT growth rate for 20[ ] - 20[ ] equals target – [ ]%. In that case, the following chart shows the value of the final PBU award, based on different assumed closing prices of Grace common stock as of 12/31/20[ ].

Final PBU Award at Target	Price of Grace Stock 12/31/20[ ]	Value of Final PBU Award
500	$70	$35,000
500	$80	$40,000
500	$90	$45,000

As stated above, a participant whose final PBU award will be settled in cash, will receive a cash payment equal to the total value of the final PBU award--500 multiplied by closing price of Grace Stock on 12/31/20[ ] .
A participant whose final PBU award will be settled in stock, will receive a number of Grace shares equal to the final number of PBUs awarded. In this case, 500 shares at target.
Other Terms
Please remember that your PBU Grant (and any cash payment or stock award related thereto) is governed by the provisions of your 20[ ]-20[ ] PBU Grant Agreement, as well as this Annex A and the Administrative Practices specified in Annex B.

Specifically, note that you will only receive a cash payment or award of Grace stock (as appropriate) to the extent you become vested in your PBU Grant.  The applicable vesting provisions are specified in Annex B.  However, generally (and subject to the provision of Annex B), a participant will vest 100% as of the date that cash payments and stock awards are generally made to eligible participants – expected to be in early 20[ ] (i.e., “cliff vesting”) – which means that no participant would be entitled to any payment or stock award related to his or her 20[ ] PBU Grant, if the participant ceases service with Grace before that date, provided that the participant would be entitled to a pro-rated portion of his or her 20[ ] PBU Grant if he or she ceases service with Grace before that date as a result of death or disability or retirement at or after age 62, or as a result of involuntary termination after a “change of control” of Grace (or under such other circumstances determined by the Compensation Committee of Grace’s Board of Directors).

Annex B

W. R. GRACE & CO.
Administrative Practices – LTIP Performance Based Units (PBU’s)
20[ ]-20[ ] Performance Period

Definitions

“LTIP Adjusted EBIT”: Net income adjusted for interest income and expense, income taxes, net Chapter 11- and asbestos-related costs, restructuring expenses and related asset impairments, divestment expenses, and gains and losses on sales of product lines and other investments, as determined by the Committee and calculated by the Company’s Finance Department.

“Board of Directors”: The Board of Directors of the Company

“Committee”: The Compensation Committee of the Board of Directors.

“Company”: W. R. Grace & Co., a Delaware Corporation and/or, if applicable in the context, one or more of its Subsidiaries.

“Incomplete PBU Grants”: A PBU Grant for which the Performance Period has not been completed as of the date referenced.

“Key Employee”: An officer or other full-time employee of the Company, who, in the opinion of the Company, can contribute significantly to the growth and successful operations of the Company.

“Participant”: A Key Employee who is a recipient of a PBU Grant.

“PBU Grant”: A performance-based unit for the Performance Period granted to a Participant, as further specified in the 20[ ]-20[ ] PBU Grant Agreement applicable to the Participant.

“Performance Period”: January 1, 20[ ] to December 31, 20[ ] (inclusive).

“Subsidiary”: A corporation, partnership, limited liability company or other form of business association of which shares of common stock or other ownership interests (i) having more than 50% of the voting power regularly entitled to vote for directors (or equivalent management rights) or (ii) regularly entitled to receive more than 50% of the dividends (or their equivalents) paid on the common stock (or other ownership interests), are owned, directly or indirectly, by the Company.

Administration

PBU Grants shall be administered by the Committee, provided that no member of the Committee shall be eligible to receive a PBU Grant while serving on the Committee.

The Committee shall approve the performance measurements and objectives for the PBU Grants.

The Committee may make PBU Grants to Key Employees. The Committee shall approve (i) the Grace Leadership Team members who are to receive PBU Grants. The Committee (or the designee of the Committee, which may include the Chief Executive Officer of the Company) shall approve PBU Grants for all other Key Employees.

The PBU Grants

Each Participant’s PBU Grant shall be evidenced by a 20[ ]-20[ ] PBU Grant Agreement that specifies the number of PBUs initially granted to the Participant, the manner of settlement related to any final PBUs earned, and such other terms and conditions as the Committee shall approve.

No PBU Grant, nor any cash payment or stock award related thereto, or other right thereunder, shall be subject in any manner to alienation, sale, transfer, assignment, pledge, encumbrance or charge, except by will or the laws of descent and distribution, or by the terms of a Participant’s Designation of Beneficiary, if any, on file with the Company.

In the case of a Key Employee who becomes a Participant after the beginning of the Performance Period, the Committee may ratably reduce the cash payout or stock award (as applicable) covered by such Key Employee’s PBU Grant, or otherwise appropriately adjust the terms of the PBU Grant, to reflect the fact that the Key Employee is to be a Participant for only part of the Performance Period.

Subject to the administrative practices that apply to termination or change in employment status and to the amendment or discontinuance of PBU Grants, the performance objectives applicable to PBU Grants will remain unchanged during the Performance Period except as specified herein.

Termination or Change in Employment Status

A Participant shall forfeit all rights to any cash payment (or stock award) related to a PBU Grant, if, prior to the end of the Performance Period, the Participant (1) resigns without the consent of the Committee, (2) retires before age 62 without the consent of the Committee, or (3) is terminated for cause.

If a Participant retires at or after age 62, or ceases employment as a result of death or disability, or ceases employment as a result of an involuntary termination after a Change in Control of the Company (as defined herein), during the Performance Period, then his PBU Grant shall thereupon vest, and he shall be entitled to receive any cash payment or stock award (as appropriate) he would otherwise have received (at the time he would have otherwise received such payment or award), except that the amount of any such payment or award shall be reduced ratably in proportion to the portion of the Performance Period during which the Participant was not an employee. If a Participant ceases employment with the Company for any of the reasons specified in this paragraph, after the completion of the applicable Performance Period (but before the cash payment or stock award is made), then his rights to his PBU Grant shall thereupon vest, and he shall be entitled to receive such cash payment or stock award at the time he would have otherwise received such payment or award.

If a Participant ceases employment with the Company for any reason other than those indicated in the previous two paragraphs (including by reason of involuntary termination for cause or not for cause, except as provided above with respect to involuntary termination after a Change in Control of the Company) prior to the date he would have otherwise received a cash payment or stock award related to his PBU Grant, then such PBU Grant and any cash payment or stock award related thereto shall be forfeited, unless the Committee (or the designee of the Committee, which may include the Chief Executive Officer of the Company) determines to make an exception. All such determinations, if any, shall be final and binding on all parties.

A leave of absence, if approved by the Committee, shall not be deemed a termination or change of employment status for the purposes of this section, but, unless the Committee otherwise directs, any cash payment or stock award related to the PBU Grant that a Participant would otherwise have received shall be reduced ratably in proportion to the portion of the Performance Period during which the Participant was on such leave of absence.

Any consent, approval or direction that the Committee may give under this section in respect of an event or transaction may be given before or after the event or transaction.

Calculation of Cash Payments or Stock Awards Earned

The Committee shall determine the extent to which the applicable performance objectives have been achieved during the Performance Period, and the amount of any cash payment or stock award earned regarding the PBU Grants. All calculations in this regard shall be made by the Company’s Finance

Department, in accordance with the accounting principles customarily applied by the Company’s Finance Department, and shall be submitted to the Committee for its review and approval. The final determinations of the Committee in this regard shall be final and binding on all parties.

Cash Dividends

In the event the Company issues cash dividends on the common stock of the Company during the Performance Period, the Committee may, but shall not be obligated to, make any adjustments to PBU Grants, which the Committee deems appropriate in its sole discretion to account for such dividends.

Treatment of Corporate Acquisitions and Divestments and Extraordinary Events

In the event acquisitions or divestments, or substantial changes in tax or other laws or in accounting principles or practices, or natural disasters or other extraordinary events, render fulfillment of the performance objectives of the PBU Grants impossible or impracticable, or result in the achievement of the performance objectives without appreciable effort by the Participants, as determined by the Committee in its sole discretion, then the Committee may, but shall not be obligated to, change the composition of the LTIP Adjusted EBIT calculation or amend any PBU Grant, in any manner the Committee deems appropriate, so that the Participants may earn a cash payment or stock award (as appropriate) consistent with the objectives of the PBU Grants, as determined by the Committee in its sole discretion.

Notwithstanding any other provision of these Administrative Practices to the contrary, in the event a Change in Control of the Company (as defined herein) shall occur or the Board of Directors has reason to believe that a Change of Control may occur, the Committee may, with respect to PBU Grants, (i) reduce the length of a Performance Period to not less than one year, (ii) make ratable adjustments to performance objectives, (iii) change the methods of measuring the performance objectives, (iv) accelerate the payment related to any PBU Grant, and (v) take other action deemed by it to be appropriate and in the best interests of the Company under the circumstances. For the purposes of this paragraph:

(a)
“Change in Control of the Company” means and shall be deemed to have occurred if (a) the Company determines that any “person” (as such term is used in Section 13(d) and 14 (d) of the Securities Exchange Act of 1934), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, has become the “beneficial owner” (as defined in Rule 13d-3 under such Act), directly or indirectly, of 20% or more of the outstanding common stock of the Company (provided, however, that a Change in Control shall not be deemed to have occurred if such person has become the beneficial owner of 20% or more of the outstanding Common Stock as the results of a sale of Common Stock by the Company that has been approved by the Board of Directors); or pursuant to a plan of reorganization which has been confirmed by the U.S. District Court or Bankruptcy Court having jurisdiction of the Company’s Chapter 11 case, Case No. 01-01139 (JJF), pursuant to an order of such Court which is final and nonappealable, and becomes effective); (ii) individuals who are Continuing Directors cease to constitute a majority of any class of directors of the Board; (iii) there occurs a reorganization, merger, consolidation or other corporate transaction involving the Company (a “Corporate Transaction”), in each case, with respect to which the stockholders of the Company immediately prior to such Corporate Transaction do not, immediately after the Corporate Transaction, own 50% or more of the combined voting power of the corporation resulting from such Corporate Transaction, provided that this clause (iii) shall not apply to a Corporate Transaction which is pursuant to section 363 of the Bankruptcy Code, or is pursuant to a plan of reorganization which has been confirmed by the U.S. District Court or Bankruptcy Court having jurisdiction of the Company’s chapter 11 case, Case No. 01-01139 (JJF), pursuant to an order of such Court which is final and nonappealable, and becomes effective, or (iv) the shareholders of the Company approve a complete liquidation or dissolution of the Company.

(b) “Continuing Director” means any member of the Board of Directors who was such a member on the date on which this Program was approved by the Board of Directors, and any successor to a

Continuing Director who is approved as a nominee or elected to succeed to a Continuing Director by a majority of Continuing Directors who are then members of the Board of Directors.

General

Nothing in this document nor in any instrument executed pursuant hereto shall confer upon a Participant any right to continue in the employ of the Company or a Subsidiary, or shall affect the right of the Company or a Subsidiary to terminate his or her employment with or without cause.

The Company or a Subsidiary may make such provisions as it may deem appropriate for the withholding or any taxes that the Company or a Subsidiary determines it is required to withhold in connection with any PBU Grant or any cash payment (or stock award) related thereto.

Nothing in a PBU Grant is intended to be a substitute for, or shall preclude or limit the establishment or continuation of, any other plan, practice, or arrangement for the payment of compensation or benefits to employees generally, or to any class or group of employees, which the Company or a Subsidiary now has or may hereafter lawfully put into effect, including, without limitation, any retirement, pension, group insurance, annual bonus, stock purchase, stock bonus or stock option plan.

No cash amounts paid or stock awarded pursuant to any PBU Grant shall be included or counted as compensation for the purposes of any employee benefit plan of the Company or a Subsidiary where contributions to the plan, or the benefits received from the plan, are measured or determined in whole or in part, by the amount of the employee’s compensation.

A PBU Grant to an employee of a Subsidiary shall be contingent on the approval of the Subsidiary and the Subsidiary’s agreement that (a) the Company may administer the PBU Grant on its behalf and (b) the Subsidiary will make, or reimburse the Company for, the cash payments or stock awards related to the PBU Grant. The provisions of this paragraph and the obligations of the Subsidiary so undertaken may be waived, in whole or in the part, from time to time by the Company.

The Chief Executive Officer of the Company may approve such technical changes and clarifications to the PBU Grants as necessary, provided such changes or clarifications do not vary substantially from the terms and conditions outlined herein or from the provisions of Annex A.

No amendment or discontinuance of PBU Grants shall, without a Participant’s consent, adversely affect his rights in any cash payment or stock award related thereto, except that, if the Committee so directs, all Incomplete PBU Awards may be terminated prospectively with the same effect as a termination of employment under the second paragraph of the section entitled “Termination or Change in Employment Status”.